CONTACTS:

Investors: Julie Loftus Trudell
Senior Vice President, Investor Relations
AMERIGROUP Corporation
(757) 321-3597

Media: Tara Wall
Senior Vice President, Communications
AMERIGROUP Corporation
(757) 321-3671

AMERIGROUP Revises 2009 Earnings Guidance

VIRGINIA BEACH, Va. (September 16, 2009) – AMERIGROUP Corporation (NYSE: AGP) announced today that it is revising its 2009 annual earnings per diluted share guidance range to $2.55 — $2.75 from the previously announced range of $2.90 — $3.05. The revised guidance range reflects the Company’s current belief that medical costs will be higher in the second-half of the year than previously expected.

The elevated medical costs that the Company reported in the second quarter appear to be continuing into the third quarter and the Company expects this trend to continue at least through the end of 2009. Typically, medical costs moderate during the summer months due to more normal seasonal patterns. However, two months into the third quarter, it appears that higher medical costs have not abated in the manner expected. As was the case in the first half of the year, outpatient services continue to be the primary factor driving the higher than expected costs. The impact of revised medical cost projections will be partially offset by lower than previously anticipated selling, general and administrative expenses during the remainder of 2009.

Based on claims paid data through August, the Company’s previously established reserves as of June 30, 2009 continue to appear adequate. The revised guidance reflects expectations for higher costs in the future, rather than the impact of increasing previously established reserves.

“Sustained increases in medical costs coupled with low premium rate increases from our state customers are placing increasing pressure on our health benefits ratio,” said James G. Carlson, AMERIGROUP Chairman and Chief Executive Officer. “Until we see clear indications that medical trends are mitigating, we believe it is prudent to alter our expectations for the year.”

Conference Call
AMERIGROUP senior management will discuss the Company’s guidance on a conference call today, Wednesday, September 16, 2009 at 5:30 p.m. Eastern Time. The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 30682809. The replay will be available shortly after the conclusion of the call until Wednesday, September 23, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About AMERIGROUP Corporation

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in Florida, Georgia, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2009 earnings which are subject to numerous factors, many of which are outside of our control, including our cash balances, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in existing markets, our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; changes in market interest rates or any disruptions in the credit markets; catastrophes, including epidemics, pandemics, acts of terrorism or severe weather; and the unfavorable resolution of new or pending litigation. There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2009 will not differ materially from our current estimates. Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.